UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  09/09/2005

Rivoli Bancorp, Inc.
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  0-49691

Georgia	58-2631780
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

515 Mulberry Street
Macon, Georgia 31201
(Address of Principal Executive Offices, Including Zip Code)

478-742-5040
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[X]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 1.01.    Entry into a Material Definitive Agreement

On September 9, 2005, Rivoli Bancorp, Inc. ("Rivoli") and Security Bank Corporation ("Security") entered into a definitive Agreement and Plan of Reorganization (the "Merger Agreement"), pursuant to which Rivoli will merge with and into Security (the "Merger"). Rivoli expects that, simultaneously with the consummation of the Merger, Security will merge Rivoli Bank & Trust, Rivoli's wholly-owned bank subsidiary chartered under the laws of the State of Georgia, with and into an existing wholly-owned subsidiary of Security.

As a result of the Merger, each share of the common stock of Rivoli that is outstanding at the effective time of the Merger shall be converted into the right to receive a pro rata share of the aggregate merger consideration of $36,500,000 (the "Merger Consideration").

Holders of Rivoli common stock may elect to receive their pro rata share of the Merger Consideration in cash (the "Cash Consideration"), shares of the common stock of Security (the "Stock Consideration") or a combination of Cash Consideration and Stock Consideration; provided, however, that, notwithstanding any elections, in the aggregate, 10% of the Merger Consideration paid by Security in connection with the Merger will be paid in cash. The per-share value of Security common stock for purposes of calculating the payment of the Stock Consideration has been fixed in the Merger Agreement at $23.09 (the "Share Price"). If on the effective date of the Merger the average closing price of Security's common stock for the twenty preceding trading days (the "Average Closing Price") is less than or equal to $18.47 and if the ratio (the "Index Ratio") of the Average Closing Price to an index of bank stocks listed in the Agreement at the effective time of the Merger is less than or equal to 80% of the Index Ratio calculated as of the date of the Agreement, then Rivoli has the right to renegotiate the Share Price to be used in calculating the Stock Consideration and if the parties are unable, within fifteen days of the effective date, to agree upon a renegotiated Share Price, the Merger Agreement will terminate without penalty to either Rivoli or Security.

The Merger is intended to constitute a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended. The consummation of the Merger is subject to (i) the approval of the Board of Governors of the Federal Reserve and the Georgia Department of Banking and Finance, (ii) the approval of the shareholders of Rivoli and (iii) the satisfaction or waiver of other customary closing conditions.

A copy of the press release issued by Security and Rivoli announcing the Merger is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Security intends to file with the SEC a Registration Statement on Form S-4, which will contain the prospectus of Security relating to the shares to be issued in the Merger and the proxy statement of Rivoli relating to a Special Meeting of Shareholders, at which the Merger Agreement will be considered and voted upon by Rivoli's shareholders, as well as other relevant documents concerning the Merger. Investors are urged to read the proxy statement/prospectus when it becomes available and any other relevant documents filed with the SEC because they will contain important information including a copy of the Merger Agreement. Investors will be able to obtain the Form S-4 Registration Statement, including the exhibits filed therewith, free of charge at the website maintained by the SEC at www.sec.gov. In addition, investors may obtain documents filed with the SEC by Security free of charge by requesting them in writing from Security Bank Corporation, 4219 Forsyth Road, Macon, Georgia 31210, Attention: Corporate Secretary, or by telephone at (478) 722-6200. Investors may obtain documents filed with the SEC by Rivoli free of charge by requesting them in writing from Rivoli Banc, Inc., 5980 Zebulon Road, Macon, Georgia 31210.

Rivoli and its directors and executive officers may be deemed to be participants in the solicitation of proxies from its shareholders in connection with the Merger. Information regarding the special interests of these directors and executive officers in the merger transaction will be included in the joint proxy statement/prospectus of Security and Rivoli described above. Additional information regarding the directors and executive officers of Rivoli is also included in Rivoli's proxy statement for its 2005 Annual Meeting of Stockholders, which was filed with the SEC on April 20, 2005.

Item 9.01.    Financial Statements and Exhibits

(c) Exhibits.

Exhibit 99.1        Press Release dated September 9, 2005

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

Rivoli Bancorp, Inc.

Date: September 09, 2005.	By:	/s/ Chad Hargrove
Chad Hargrove
Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX-99.1	Press Release dated September 9, 2005